Exhibit 99.1

OVERSEAS SHIPHOLDING GROUP ANNOUNCES BOARD AND MANAGEMENT CHANGES

NEW YORK (December 19, 2014) -- Overseas Shipholding Group, Inc. (NYSE MKT: OSGB) (the “Company” or “OSG”) today announced several key management changes as the Company continues to execute its strategy following emergence from bankruptcy in August 2014.

The Board of Directors of the Company has appointed Mr. Douglas Wheat as Chairman of the Board. Mr. Wheat, who has served as a Director of the Company since August 2014, currently also serves as Chairman of AMN Healthcare Services Inc. and as Vice Chairman of Dex Media, Inc. He previously served as Chairman of SuperMedia, Inc. and Playtex Products Inc. Since 2008, he has served as Managing Partner of Southlake Equity Group, a private investment firm.

Mr. Wheat assumes the position of Chairman from Mr. John Ray. Mr. Ray, Managing Director of Greylock Partners, LLC, a restructuring advisory firm, was formerly Chief Restructuring Officer of the Company during its Chapter 11 proceeding. He had agreed to serve as Chairman of the Board of Directors following confirmation of the Plan of Reorganization to assist with the transition and development of the Company during the period immediately after the emergence.

Mr. Wheat commented, “John Ray and his team at Greylock Partners have done a tremendous service to the Company and the Board by completing the important transition during our emergence from Chapter 11 and readying the Company for the next stage of its development. The entire board thanks him for his service and looks forward to working with him to complete the transition.” Mr. Ray has decided not to stand for re-election at the 2015 annual meeting.

Additionally, the Company announced it has appointed Rick Oricchio as Senior Vice President and Chief Financial Officer effective as of January 12, 2015. Mr. Oricchio joins the Company after a 30-year career with Deloitte, LLP. As a partner at Deloitte, Mr. Oricchio provided tax services to the Company during the Chapter 11 proceedings and has extensive knowledge about the Company and its management. Mr. Wheat stated that Mr. Oricchio’s experience and knowledge of the Company will be an immediate asset to the Company and provide additional strength to the Company’s financial team, which the Board has supplemented since the emergence date.

Mr. Oricchio will assume the Chief Financial Officer role from Captain Ian Blackley. Captain Blackley, a 43-year veteran of the shipping industry, has been with the Company since 1991 and has served as Chief Financial Officer since shortly after the Chapter 11 filing in 2012. Captain Blackley has been appointed to the newly created role of Executive Vice President and Chief Operating Officer. In this capacity, Captain Blackley will play a key role in OSG’s operations and in the development and execution of its strategy.

Lois K. Zabrocky and Henry Flinter will continue in their current roles as co-Presidents of the Company.

ABOUT OSG

Overseas Shipholding Group, Inc. (NYSE MKT:OSGB) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

CONTACT

The Abernathy MacGregor Group, Chuck Burgess, (212) 371-5999, CLB@abmac.com or OSG Corporate Communications, (212) 578-1612

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